Exhibit 99.1

News Release
NYSE: WMB
Date:     Feb. 19, 2009
Williams Reports Fourth-Quarter and Full-Year 2008 Financial Results
•	’08 Net Income Rises 43% to $1,418 Million, $2.40 EPS

•	Recurring Adjusted EPS Up 24% to $2.15 for the Year

•	’08 U.S. Natural Gas Production Climbs 20%; Proved Reserves Rise 200 Bcfe to 4.5 Tcfe

•	4Q Results and ’09 Outlook Hit by Steep Decline in Commodity Prices

•	Company Cuts Expected ’09 Capital Expenditures by $650 Million on Expectation of Sharply Lower Energy Prices

•	Company Decides Current Structure Best to Manage Risk, Create Value

•	Financial Condition Remains Strong, Company Poised to Benefit Upon Economic Recovery

Year-End Summary Financial Information	2008		2007
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income from continuing operations	$1,334	$2.26	$847	$1.40
Income from discontinued operations	84	0.14	143	0.23

Net income	$1,418	$2.40	$990	$1.63

Recurring income from continuing operations*	$1,318	$2.23	$873	$1.44
After-tax mark-to-market adjustments	(47)	(0.08)	178	0.29

Recurring income from continuing operations — after mark-to-market adjustments*	$1,271	$2.15	$1,051	$1.73

Quarterly Summary Financial Information	4Q 2008		4Q 2007
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income from continuing operations	$130	$0.23	$206	$0.34
Income (loss) from discontinued operations	(15)	(0.03)	19	0.03

Net income	$115	$0.20	$225	$0.37

Recurring income from continuing operations*	$208	$0.35	$267	$0.44
After-tax mark-to-market adjustments	(16)	(0.02)	91	0.15

Recurring income from continuing operations — after mark-to-market adjustments*	$192	$0.33	$358	$0.59

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     TULSA, Okla. – Williams (NYSE:WMB) announced 2008 unaudited net income of $1,418 million, or $2.40 per share on a diluted basis, compared with net income of $990 million, or $1.63 cents per share on a

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 1 of 11

diluted basis for 2007.
     Strong performance in Williams’ exploration and production and gas pipeline businesses drove the improved results. In 2008, the company received higher net realized average prices for its natural gas production and produced more; both factors contributed to the increased income. Another driver of the improved results was the absence in 2008 of the significant level of mark-to-market losses in Gas Marketing the previous year.
     While the full-year 2008 results are favorable compared with 2007, the sharp decline in energy commodity prices during the fourth quarter had a negative effect on results in the Exploration & Production and Midstream businesses. Results for both business segments in the last quarter of 2008 were significantly lower than the same period in 2007. There is more detail on the effect to each business in their respective sections of this news release.
     Strong earnings from Gas Pipeline partially offset the negative effect of declining energy commodity prices. Gas Pipeline benefited from a full year of higher rates on the Transco system that went into effect early in 2007 and from the nature of its contracts, which are insulated from near-term commodity price volatility. Other factors that served to mitigate the effect of falling commodity prices include Exploration & Production’s hedge positions, which cover a significant portion of its production, and fee-based revenues from certain of Midstream’s gathering and processing services. The results also benefited from a reduction in the company’s estimate of the effective deferred state tax rate during the fourth quarter.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
     Recurring income from continuing operations, after adjustments to remove the effect of mark-to-market accounting for certain hedges and other derivatives in Gas Marketing Services, was $1,271 million, or $2.15 per share for 2008. On the same adjusted basis, recurring income from continuing operations was $1,051 million, or $1.73 per share, for 2007.
     Favorable performances in Williams’ exploration and production and gas pipeline businesses drove the improved results for the year. Declining energy commodity prices led to much lower fourth-quarter results in Exploration & Production and Midstream, which partially offset these benefits.
     For fourth-quarter 2008, recurring income from continuing operations after mark-to-market adjustments was $192 million, or $0.33 per share, compared with $358 million, or $0.59 per share for fourth-quarter 2007.
     Reduced segment profit in Exploration & Production and Midstream was the key driver of the lower recurring adjusted results in the fourth quarter. The less favorable energy commodity environment during the 2008 period was a key factor in the reduction.
     A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 2 of 11

2009 Outlook Down on Expected Very Low Commodity Prices
     Williams has updated its outlook for commodity price assumptions and its earnings, cash flow and capital expenditure outlook for 2009. The table below illustrates the economic recession-driven downward movement in the company’s expectation for energy commodity prices and the corresponding effect on its results. Presented for comparison are the company’s expectations as of Nov. 6 when it reported third-quarter results, its current expectations, and actuals from 2008.

	2009 Assumptions	2009 Assumptions	2008
	as of Nov. 6, 2008	as of Feb. 19, 2009	Actuals

Natural Gas (Henry Hub)	$6.00 - $8.00	$4.50 - $6.00	$9.03
Crude Oil: WTI (reference only)	$60 - $90	$40 - $60	$104.34
Crude-to-Natural Gas Ratio	10.0x - 11.3x	8.9x - 10.0x	11.6x
Average NGL Margins ($/gallon)	$0.29 - $0.57	$0.22 - $0.35	$0.61

Capital and Investment Expenditures*	$2,800 - $3,100	$2,150 - $2,450	$3,586
Cash Flow from Operations*	$2,400 - $3,100	$1,900 - $2,200	$3,355
Recurring Adjusted EPS	$1.25 - $2.05	$0.60 - $1.10	$2.15

*	Capital and Investment Expenditures and Cash Flow from Operations are in millions of dollars.
     Guidance for consolidated segment profit includes results for Exploration & Production, Midstream and Gas Pipeline, as well as Gas Marketing and the Other segment. All consolidated segment profit and earnings per share ranges are presented on a recurring basis adjusted to remove the effect of mark-to-market accounting.
     For 2009, Williams has lowered its consolidated segment profit guidance to a range of $1,350 million to $1,925 million and earnings per share of $0.60 to $1.10. The previous ranges were $1,950 million to $2,900 million and earnings per share of $1.25 to $2.05. The updated expectations for 2009 reflect the effect of sharply lower commodity prices as well as a modestly reduced rate of natural gas production.
     Williams is reducing its previous capital expenditure guidance for 2009 by $650 million. The new range is $2,150 million to $2,450 million. The previous range was $2,800 million to $3,100 million. Williams’ total capital and investment expenditures in 2008 were $3,586 million.
     The reduction in the company’s total potential capital spending for 2009 primarily reflects the company’s expectation for lower spending in Exploration & Production, Midstream and Gas Pipeline, based on lower energy prices, a slower economy, difficult financial markets and lower expected costs.
Company Decides Current Structure Best to Manage Risk, Create Value
     Williams’ management and its board of directors today announced they have completed a review of potential structural changes to the company and determined to leave the structure unchanged.
     The company said the major factors in its decision was the sharp decline in energy commodity prices and further deterioration in the macroeconomic environment since early November when it announced the review. Maintaining the company’s investment-grade credit rating while credit markets remain difficult, as well as the

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 3 of 11

extraordinary costs, risks and lost synergies associated with a potential structure change, were other factors that contributed to the decision.
     When the company announced it was evaluating a variety of structural changes to enhance shareholder value, it said the macroeconomic environment, credit markets and energy prices would be among factors it considered. The company also stated an intention to maintain its strong credit profile and financial flexibility.
     Williams’ business mix and strong credit profile position the company to weather the challenging economic and market conditions in 2009 and benefit as the economy recovers.
     As has been its practice, Williams in the normal course of business will continue to review the benefits and feasibility of strategies designed to create shareholder value.
CEO Perspective
     “Williams delivered very strong performance in 2008, largely on the strength of the first three quarters,” said Steve Malcolm, chairman, president and chief executive officer. “Even with a fourth quarter that suffered from the effects of global economic conditions, our full-year performance still drove a 24-percent increase in adjusted earnings per share.
     “Our 2008 results demonstrate the foundation of value in our businesses. We made significant additions to our reserves while keeping our finding and development costs low and increasing domestic production by 20 percent.
     “We again realized the benefit of our business mix and our strategy to manage the anomaly in the Rockies gas market,” Malcolm said. “Our Midstream business was a buyer of low-cost Rockies natural gas and our Exploration & Production business again sold the vast majority of its Rockies production into higher-priced markets.
     “Again, we benefited from strong cash flows in the parts of our business – our gas pipelines and fee-based midstream services – that are relatively insulated from the effects of commodity price changes.
     “We are not immune from the challenges created by the global economic recession. Given the effects of very low energy commodity prices on our business, we are making adjustments designed to preserve the value-creating capability and future growth of our businesses,” Malcolm said.
     “We expect 2009 to be a challenging year in the industry, but Williams’ liquidity is strong, we have no significant debt payments until 2011 and we are making significant reduction in our capital spending to focus on those areas that best position us to prosper as the economy recovers.”
Company’s Financial Condition Remains Strong
     As of Feb. 16, 2009, Williams had approximately $1.35 billion of cash and cash equivalents and approximately $2.34 billion of available credit capacity under the company’s credit facilities.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 4 of 11

     Williams has no significant debt maturities until 2011 and the company’s $1.43 billion primary credit facility does not expire until May 2012. Additionally, the company has a separate credit facility that expires in 2013 that it uses to support hedging transactions for its exploration and production business. The company also has other shorter-term credit facilities that expire during 2009 and 2010 – $500 million and $700 million, respectively. Williams is rated investment grade by three of the major rating agencies.
     During 2009, the company plans to invest approximately $500 million to $800 million in excess of its expected cash flow. That excess investment will be funded using cash currently on hand as well as expected borrowings. Excluding the Exploration & Production hedging-support facility, the company expects its year-end 2009 total liquidity to be approximately $2 billion — $2.2 billion. The company also expects that it will have the ability to access capital markets, if needed. Williams plans to fund its 2010 capital spending through cash flow from operations. The company may further reduce capital spending if economic conditions and/or energy prices weaken to a substantially greater extent.
     Williams’ risk from its net credit exposure to the company’s derivative counterparties, considering master netting agreements and collateral support, was $447 million on Dec. 31. “A” rated or better counterparties represent more than 99 percent of this total.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 5 of 11

Business Segment Performance

Consolidated Segment Profit (Loss)	Year-End		4Q
Amounts in millions	2008	2007	2008	2007
Exploration & Production	$1,260	$756	($27)	$190
Midstream Gas & Liquids	963	1,072	153	367
Gas Pipeline	689	673	157	160

	$2,912	$2,501	$283	$717

Gas Marketing Services	$3	($337)	$12	($177)
Other	(3)	(1)	(1)	(1)

Consolidated Segment Profit	$2,912	$2,163	$294	$539

Recurring Consolidated Segment Profit (Loss)

After Mark-to-Market Adjustments*	Year-End		4Q
Amounts in millions	2008	2007	2008	2007
Exploration & Production	$1,298	$760	$136	$194
Midstream Gas & Liquids	926	1,071	124	374
Gas Pipeline	670	638	157	160

	$2,894	$2,469	$417	$728

Gas Marketing after MTM Adjustments	($72)	($29)	($14)	($9)
Other	(3)	(1)	(1)	(1)

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$2,819	$2,439	$402	$718

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
Exploration & Production: Strong Annual Production Growth, First Three Quarters Drive 67%
Increase in Segment Profit
     Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and gas development in South America.
     The business reported segment profit of $1,260 million for 2008, compared with segment profit of $756 million in 2007, an increase of 67 percent.
     Higher net realized average prices for the first three quarters of the year and strong growth in domestic natural gas production volumes for the year and were the primary drivers of the increased segment profit. Increased operating costs, primarily due to increased production volumes and higher well service and lease service costs, partially offset the benefits outlined above.
     The 2008 results also included a one-time gain of $148 million on the sale of certain international interests, as well as impairment charges of $143 million, primarily in the fourth quarter, related to properties

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 6 of 11

in the Arkoma Basin. The results were also negatively affected by higher operating taxes resulting from an adverse state ruling during the fourth quarter associated with prior periods.
     Increased development within the Piceance, Powder River and Fort Worth basins drove the 20 percent growth in domestic production volumes for the year. In the Piceance Basin of western Colorado – the company’s largest production area – average daily production increased 20 percent for the year. In the Powder River Basin in Wyoming, the company’s second-largest production area, average daily production increased 34 percent for the year.

Average Daily Production	Full Year
Amounts in million cubic feet equivalent of natural gas (MMcfe)	2008	2007	Growth rate
Piceance Basin	650	540	20%
Powder River Basin	228	170	34%
Other Basins	216	203	6%
U.S. Interests only	1,094	913	20%
U.S. & International Interests	1,144	960	19%
     For fourth-quarter 2008, Exploration & Production reported a segment loss of $27 million, compared with a segment profit of $190 million in fourth-quarter 2007.
     The primary drivers of the fourth-quarter segment loss were the impairment charge and the decline in natural gas prices in the fourth quarter, which led to lower net realized average prices for U.S. production. The higher operating taxes noted above also negatively affected the fourth quarter results.
     During fourth-quarter 2008, Williams’ net realized average price for U.S. production was $4.43 per thousand cubic feet of natural gas equivalent (Mcfe), which was 12 percent lower than the $5.06 per Mcfe realized in fourth-quarter 2007.
     In a separate announcement today, Williams reported year-end 2008 domestic proved U.S. natural gas reserves of 4.34 trillion cubic feet equivalent (Tcfe), up 5 percent from year-end 2007 reserves of 4.14 Tcfe. Including its international interests, Williams had total proved natural gas and oil reserves of 4.5 Tcfe at year-end 2008 as compared to 4.3 Tcfe at year-end 2007.
     Williams’ development activities in 2008 resulted in a net addition of 602 billion cubic feet equivalent (Bcfe) in net proved reserves. Based on the higher year-end price in 2007, Williams would have realized a net addition of 714 Bcfe for 2008. Over the past three years, Williams has added approximately 2 Tcfe in domestic net reserves from drilling activity.
     In 2008, Williams replaced its U.S. wellhead production of 406 Bcfe at a rate of 148 percent. Adding back revisions of 112 Bcfe that were not recognized due to lower year- end prices in 2008, Williams would have replaced 176 percent of its U.S. wellhead production.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 7 of 11

U.S. Proved Reserves Reconciliation
Amounts in billion cubic feet equivalent of natural gas

Proved reserves Dec. 31, 2007	4,143
Acquisitions	31
Additions and revisions	571
Wellhead Production	(406)
Proved reserves Dec. 31, 2008	4,339
     In 2008, Williams drilled 1,787 gross wells, achieving a success rate exceeding 99 percent. During the year, the company continued to be an industry leader in cost performance, as its three-year domestic average finding and developing cost was $2.57 per thousand cubic feet equivalent (Mcfe) of natural gas. Excluding 2008 acquisitions, which were heavily weighted toward unproved properties, the three-year domestic average finding and development cost was $2.32 per Mcfe of natural gas.
Midstream Gas & Liquids: Falling Commodity Prices, Hurricanes Impact 2008 Segment Profit
     Midstream provides natural gas gathering and processing, natural gas liquids (NGL) fractionation and storage services and olefins production.
     The business reported segment profit of $963 million for 2008, compared with segment profit of $1,072 million for 2007.
     The decline in segment profit for the year is primarily because of lower NGL sales volumes and margins and higher operating expenses.
     A lack of third-party NGL pipeline transportation capacity in the West Region during the third quarter and the steep decline in NGL prices in the fourth quarter were the key drivers of the lower NGL margins for the year.
     The restricted transportation capacity in the West Region resulted in reduced recovery of ethane, which reduced total sales volumes. These restrictions were alleviated during the fourth quarter when NGL volumes from the company’s Wyoming plants began flowing into the new Overland Pass NGL pipeline.
     The steep decline in NGL prices in the fourth quarter also created unfavorable ethane economics, which resulted in the temporary suspension of ethane recoveries at certain plants. This further reduced the company’s NGL sales volumes for the year.
     Two major hurricanes in the Gulf of Mexico also negatively affected sales volumes and Midstream’s full-year 2008 results. Hurricane-related disruptions not only contributed to lower sales volumes in the Gulf Region, but also intensified the NGL pipeline capacity problem in the West Region when operations were suspended at a third-party fractionation facility at Mont Belvieu, Texas. Williams estimates that the hurricane-related downtime and costs related to repairs and property insurance deductibles reduced Midstream’s 2008 segment profit by $60 million to $85 million.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 8 of 11

     Higher per-unit NGL margins and higher fee-based revenues for the year partially offset these negative impacts. More favorable commodity prices during the first half of the year drove the higher per-unit NGL margins and fee revenues were higher across all regions.
     For fourth-quarter 2008, Midstream reported segment profit of $153 million, compared with $367 million in fourth-quarter 2007. The decline in segment profit during the fourth quarter was due to the sharp decline in NGL prices and to lower NGL sales volumes as outlined above.
Gas Pipeline: New Transco Rates, Higher Gulfstream Earnings Drive Improved Segment Profit for Year
     Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Pacific Northwest, reported 2008 segment profit of $689 million, compared with $673 million for 2007.
     On a recurring basis, Gas Pipeline’s segment profit for 2008 was $670 million, compared with $638 million for 2007.
     The 5-percent improvement in recurring segment profit for the year was due to revenues from expansion projects placed in service during fourth-quarter 2007, increased revenues from new rates on the Transco system effective March 1, 2007, and increased earnings from the company’s 50 percent interest in Gulfstream Natural Gas Systems. These increases were partially offset by lower production area revenues on the Transco system and higher operating costs resulting primarily from additional project development costs.
     For fourth-quarter 2008, Gas Pipeline reported segment profit of $157 million, compared with $160 million for fourth-quarter 2007.
Gas Marketing Services: Supporting Natural Gas Businesses with Marketing, Risk Management
     Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production, and procuring fuel and shrink gas and hedging NGLs for Midstream.
     In addition, Gas Marketing manages various natural-gas related contracts, such as transportation, storage, and related hedges, and proprietary trading positions. It also provides marketing services to third-party customers and suppliers. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the former power business, which have been reduced to a minimal level.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 9 of 11

Gas Marketing Recurring Segment Profit (Loss) Adjusted for Mark-to-Market Effect*

	Year-End		4Q
Amounts in millions	2008	2007	2008	2007
Segment profit (loss)	$3	($337)	$12	($177)
Nonrecurring adjustments	–	20	–	20

Recurring segment profit (loss)	$3	($317)	$12	($157)
Mark-to-market adjustments	(75)	288	(26)	148

Recurring segment loss after MTM adjustments	($72)	($29)	($14)	($9)

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     The $72 million recurring segment loss after mark-to-market adjustments for 2008 is comprised primarily of a $35 million write-down of storage inventory to market prices, $43 million of realized losses associated with certain legacy and proprietary positions, which were recognized in earnings in prior periods, and $20 million of general and administrative costs. These losses were offset by $34 million in realized gains associated with storage and transportation contracts.
     Although not significant for the full-year or fourth-quarter 2008 results, the company expects in the future to have some level of mark-to-market volatility in Gas Marketing Services, primarily from natural gas storage hedging.
Today’s Analyst Call
     Management will discuss the year-end 2008 results and outlook for 2009 during a live webcast beginning at 9:30 a.m. EST today. Participants are encouraged to access the webcast and corresponding slides for viewing, downloading and printing at www.williams.com.
     A limited number of phone lines also will be available at (877) 719-9791. International callers should dial (719) 325-4808. Replays of the year-end webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williams.com following the event.
Form 10-K
     The company plans to file its Form 10-K with the Securities and Exchange Commission during the week of Feb. 23. The document will be available on both the SEC and Williams websites.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 10 of 11

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
     Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:
•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and costs of capital;

•	inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including the recent economic slowdown and the disruption of global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in the current geopolitical situation;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements and future changes in our credit ratings;

•	risks associated with future weather conditions;

•	acts of terrorism, and

•	additional risks described in our filings with the Securities and Exchange Commission.
     Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.
     In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this presentation such as “probable” reserves and “possible” reserves and “unrisked theoretical resource estimates” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated hydrocarbon quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Generally under such techniques, probable reserve estimates are more than 50% certain and possible reserve estimates are less than 50% but more than 10% certain. Unrisked theoretical resource estimates are even less certain than those for possible reserves and are not risk adjusted. Unrisked theoretical resource estimates include (i) an estimate of hydrocarbon quantities for new areas for which we do not have sufficient information to date to classify the resources as probable or even possible reserves and (ii) the amount by which we have reduced our probable and possible reserves for existing areas to take into account the reduced level of certainty of recovery of the resources. Unlike probable and possible reserves, unrisked theoretical resource estimates do not take into account the uncertainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon.
     Reference to “Resource Potential” includes proved, probable and possible reserves as well as unrisked theoretical resource estimates that might never be recoverable and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

Williams (NYSE: WMB) Year-End 2008 Financial Results — Feb. 19, 2009	Page 11 of 11

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
December 31, 2008

Reconciliation of Income from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Income from continuing operations available to common stockholders	$170	$243	$228	$206	$847	$416	$419	$369	$130	$1,334

Income from continuing operations — diluted earnings per common share	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$0.62	$0.23	$2.26

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$4	$4	$—	$—	$—	$—	$—
Gain on sale of Peru interests	—	—	—	—	—	(118)	(30)	—	—	(148)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	5	4	—	9
Impairment of certain natural gas producing properties	—	—	—	—	—	—	—	14	129	143
Accrual for Wyoming severence taxes	—	—	—	—	—	—	—		34	34

Total Exploration & Production nonrecurring items	—	—	—	4	4	(118)	(25)	18	163	38

Gas Pipeline
Change in estimate related to a regulatory liability — NWP	—	(17)	—	—	(17)	—	—	—	—	—
Payments received for terminated firm transportation agreement — NWP	—	(6)	(12)	—	(18)	—	—	—	—	—
Gain on sale of excess inventory gas — TGPL	—	—	—	—	—	—	(9)	—	—	(9)
Gain on sale of certain south Texas assets — TGPL	—	—	—	—	—	—	—	(10)	—	(10)

Total Gas Pipeline nonrecurring items	—	(23)	(12)	—	(35)	—	(9)	(10)	—	(19)

Midstream Gas & Liquids
Reversal of a maintenance accrual	(8)	—	—	—	(8)	—	—	—	—	—
Income from a favorable litigation outcome	—	—	—	(12)	(12)	—	—	—	—	—
Reserve for international receivables	—	—	—	9	9	—	—	—	—	—
Impairment of Carbonate Trend pipeline	—	—	—	10	10	—	—	—	6	6
Involuntary conversion gain related to Ignacio gas processing plant	—	—	—	—	—	—	(3)	(6)	(3)	(12)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	1	—	—	1
Final earnout payment from 2005 Gulf Liquids asset sale	—	—	—	—	—	—	—	(8)	—	(8)
Charges from Hurricanes Gustav & Ike	—	—	—	—	—	—	—	8	5	13
Involuntary conversion gain from hurricane damage at Cameron	—	—	—	—	—	—	—	—	(5)	(5)
Gulf Liquids litigation partial settlement	—	—	—	—	—	—	—	—	(32)	(32)

Total Midstream Gas & Liquids nonrecurring items	(8)	—	—	7	(1)	—	(2)	(6)	(29)	(37)

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	20	20	—	—	—	—	—

Total Gas Marketing Services nonrecurring items	—	—	—	20	20	—	—	—	—	—

Nonrecurring items included in segment profit (loss)	(8)	(23)	(12)	31	(12)	(118)	(36)	2	134	(18)

Nonrecurring items below segment profit (loss)
Early debt retirement costs (Corporate)	—	—	—	19	19	—	—	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	1	1	1	—	3	—	—	—	(11)	(11)
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	(2)	—	(2)	—	—	—	—	—
Interest related to royalty litigation contingency noted above (Interest accrued — E&P)	—	—	—	1	1	—	—	—	—	—
Interest related to Wyoming severance tax audit noted above (Interest accrued — E&P)	—	—	—	—	—	—	—	—	4	4
Rounding	—	1	(1)	—	—	—	—	—	—	—

	1	2	(2)	20	21	—	—	—	(7)	(7)

Total nonrecurring items	(7)	(21)	(14)	51	9	(118)	(36)	2	127	(25)
Tax effect for above items (1)(2)	(3)	1	(5)	13	6	(45)	(14)	1	49	(9)
Adjustment for nonrecurring tax-related items (3)	—	—	—	23	23	—	—	—	—	—

Recurring income from continuing operations available to common stockholders	$166	$221	$219	$267	$873	$343	$397	$370	$208	$1,318

Recurring diluted earnings per common share	$0.27	$0.36	$0.36	$0.44	$1.44	$0.57	$0.67	$0.63	$0.35	$2.23

Weighted-average shares — diluted (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	589,138	587,057	592,719

(1)	The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain previous adjustments for nondeductible expenses associated with securities litigiation and related costs, as these expenses are now considered deductible based on an IRS ruling.

(2)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(3)	The 4th quarter of 2007 includes an adjustment for an income tax contingency.
Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.

Consolidated Statement of Income
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues (1)	$2,348	$2,805	$2,844	$2,489	$10,486	$3,204	$3,701	$3,245	$2,202	$12,352

Segment costs and expenses:

Costs and operating expenses(1)	1,823	2,161	2,206	1,817	8,007	2,353	2,719	2,364	1,720	9,156
Selling, general and administrative expenses	102	108	107	154	471	111	131	133	129	504
Other (income) expense-net	(18)	(18)	(2)	20	(18)	(117)	(35)	—	70	(82)

Total segment costs and expenses	1,907	2,251	2,311	1,991	8,460	2,347	2,815	2,497	1,919	9,578

Equity earnings	21	23	52	41	137	36	37	54	10	137
Income from investments	—	—	—	—	—	—	—	—	1	1

Total segment profit	462	577	585	539	2,163	893	923	802	294	2,912

Reclass equity earnings	(21)	(23)	(52)	(41)	(137)	(36)	(37)	(54)	(10)	(137)
Reclass income from investments	—	—	—	—	—	—	—	—	(1)	(1)
General corporate expenses	(40)	(36)	(40)	(45)	(161)	(42)	(42)	(34)	(31)	(149)

Operating income	401	518	493	453	1,865	815	844	714	252	2,625

Interest accrued	(172)	(172)	(171)	(170)	(685)	(165)	(165)	(166)	(157)	(653)
Interest capitalized	5	7	9	11	32	8	16	16	19	59
Investing income	52	66	78	61	257	55	55	65	16	191
Early debt retirement costs	—	—	—	(19)	(19)	—	—	—	(1)	(1)
Minority interest in income of consolidated subsidiaries	(14)	(25)	(29)	(22)	(90)	(39)	(63)	(55)	(17)	(174)
Other income (expense) — net	2	2	8	(1)	11	5	—	2	(7)	—

Income from continuing operations before income taxes	274	396	388	313	1,371	679	687	576	105	2,047
Provision (benefit) for income taxes	104	153	160	107	524	263	268	207	(25)	713

Income from continuing operations	170	243	228	206	847	416	419	369	130	1,334
Income (loss) from discontinued operations	(36)	190	(30)	19	143	84	18	(3)	(15)	84

Net income	$134	$433	$198	$225	$990	$500	$437	$366	$115	$1,418

Diluted earnings (loss) per common share:
Income from continuing operations	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$0.62	$0.23	$2.26
Income (loss) from discontinued operations	(0.06)	0.31	(0.05)	0.03	0.23	0.14	0.03	—	(0.03)	0.14

Net income	$0.22	$0.71	$0.33	$0.37	$1.63	$0.84	$0.73	$0.62	$0.20	$2.40

Weighted-average number of shares used in computation (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	589,138	587,057	592,719

Common shares outstanding at end of period (thousands)	598,492	599,781	593,016	586,148	586,148	584,025	579,117	578,641	579,052	579,052

Market price per common share (end of period)	$28.46	$31.62	$34.06	$35.78	$35.78	$32.98	$40.31	$23.65	$14.48	$14.48

Common dividends per share	$0.09	$0.10	$0.10	$0.10	$0.39	$0.10	$0.11	$0.11	$0.11	$0.43

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

(1)	Prior period amounts reported for Exploration & Production have been adjusted to reflect the presentation of certain revenues and costs on a net basis. These adjustments reduced revenues and reduced costs and operating expenses by the same amount, with no net impact on segment profit.

Reconciliation of Segment Profit to Recurring Segment Profit
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Segment profit (loss):

Exploration & Production	$188	$209	$169	$190	$756	$430	$496	$361	$(27)	$1,260
Gas Pipeline	150	180	183	160	673	180	179	173	157	689
Midstream Gas & Liquids	154	251	300	367	1,072	261	295	254	153	963
Gas Marketing Services	(30)	(63)	(67)	(177)	(337)	21	(46)	16	12	3
Other	—	—	—	(1)	(1)	1	(1)	(2)	(1)	(3)

Total segment profit	$462	$577	$585	$539	$2,163	$893	$923	$802	$294	$2,912

Nonrecurring adjustments:

Exploration & Production	$—	$—	$—	$4	$4	$(118)	$(25)	$18	$163	$38
Gas Pipeline	—	(23)	(12)	—	(35)	—	(9)	(10)	—	(19)
Midstream Gas & Liquids	(8)	—	—	7	(1)	—	(2)	(6)	(29)	(37)
Gas Marketing Services	—	—	—	20	20	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(8)	$(23)	$(12)	$31	$(12)	$(118)	$(36)	$2	$134	$(18)

Recurring segment profit (loss):

Exploration & Production	$188	$209	$169	$194	$760	$312	$471	$379	$136	$1,298
Gas Pipeline	150	157	171	160	638	180	170	163	157	670
Midstream Gas & Liquids	146	251	300	374	1,071	261	293	248	124	926
Gas Marketing Services	(30)	(63)	(67)	(157)	(317)	21	(46)	16	12	3
Other	—	—	—	(1)	(1)	1	(1)	(2)	(1)	(3)

Total recurring segment profit	$454	$554	$573	$570	$2,151	$775	$887	$804	$428	$2,894

Note:	Segment profit (loss) includes equity earnings and income from investments reported in Investing income in the Consolidated Statement of Income. Equity earnings results from investments accounted for under the equity method. Income from investments results from the management of certain equity investments.

Exploration & Production
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Production	$413	$449	$399	$464	$1,725	$617	$826	$715	$486	$2,644
Gas management (1)	36	48	48	72	204	86	106	95	68	355
Net nonqualified hedge derivative income (loss)	(2)	(5)	8	(17)	(16)	(2)	(14)	18	(1)	1
International	15	16	16	17	64	17	19	18	18	72
Other	1	12	12	19	44	10	11	15	13	49

Total revenues	463	520	483	555	2,021	728	948	861	584	3,121

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	114	131	139	151	535	166	182	187	202	737
Lease and other operating expenses	44	49	54	58	205	60	61	72	73	266
Operating taxes	34	35	30	22	121	49	69	65	56	239
Exploration expense	7	5	4	4	20	2	1	3	21	27
Third party gathering expense	9	7	9	8	33	10	13	12	15	50
Selling, general and administrative expenses (including International)	36	32	35	45	148	37	44	49	46	176
Gas management expenses (1)	35	48	47	70	200	84	105	94	65	348
International (excluding DD&A and SG&A)	4	6	7	7	24	6	10	9	11	36
Other (income) expense — net	(3)	3	(1)	5	4	(113)	(27)	14	128	2

Total segment costs and expenses	280	316	324	370	1,290	301	458	505	617	1,881

Equity earnings	5	5	10	5	25	3	6	5	6	20

Reported segment profit	188	209	169	190	756	430	496	361	(27)	1,260

Nonrecurring adjustments	—	—	—	4	4	(118)	(25)	18	163	38

Recurring segment profit	$188	$209	$169	$194	$760	$312	$471	$379	$136	$1,298

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	76.1	81.7	85.2	90.1	333.1	92.2	101.0	100.8	106.4	400.4
Net domestic volumes per day (MMcfe/d)	845	898	926	979	913	1,013	1,110	1,096	1,156	1,094
Net domestic realized price ($/Mcfe) (2)	$5.318	$5.390	$4.587	$5.057	$5.078	$6.580	$8.056	$6.971	$4.428	$6.479
Production taxes per Mcfe	$0.440	$0.439	$0.343	$0.253	$0.364	$0.529	$0.683	$0.648	$0.525	$0.597
Lease and other operating expense per Mcfe	$0.574	$0.598	$0.639	$0.645	$0.616	$0.653	$0.606	$0.712	$0.685	$0.664

(2) Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less third party gathering expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	5.2	5.4	5.6	5.8	22.0	5.7	5.7	5.9	6.0	23.3
Volumes per day (MMcfe/d)	58	59	61	63	60	63	62	64	66	64

Volumes net to Williams (after minority interest) (Bcfe)	4.1	4.2	4.4	4.6	17.3	4.5	4.4	4.6	4.8	18.3
Volumes net to Williams per day (MMcfe/d)	46	46	48	50	47	49	49	50	52	50

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	80.2	85.9	89.7	94.6	350.4	96.7	105.4	105.4	111.2	418.7
Volumes net to Williams per day (MMcfe/d)	891	945	974	1,028	960	1,062	1,159	1,146	1,208	1,144

(1)	Prior period amounts reported for Exploration & Production have been adjusted to reflect the presentation of certain revenues and costs on a net basis. These adjustments reduced revenues and reduced costs and operating expenses by the same amount, with no net impact on segment profit.

Gas Pipeline
(UNAUDITED)

	2007						2008
(Dollars in millions)	1st Qtr	2nd Qtr		3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Northwest Pipeline	$103	$103		$106	$110	$422	$107	$107	$108	$113	$435
Transcontinental Gas Pipe Line	268	312		286	321	1,187	306	298	300	295	1,199
Other	—	—		—	1	1	—	1	(1)	—	—

Total revenues	371	415		392	432	1,610	413	406	407	408	1,634

Segment costs and expenses:
Costs and operating expenses	195	224		203	229	851	201	207	210	222	840
Selling, general and administrative expenses	35	38		37	51	161	36	40	42	39	157
Other (income) expense — net	—	(17)		(10)	3	(24)	6	(5)	3	3	7

Total segment costs and expenses	230	245		230	283	988	243	242	255	264	1,004

Equity earnings	9	10		21	11	51	10	15	21	13	59

Reported segment profit:
Northwest Pipeline	55	75	*	66	52	248	53	52	56	57	218
Transcontinental Gas Pipe Line	87	98		97	101	383	122	120	108	93	443
Other	8	7		20	7	42	5	7	9	7	28

Total reported segment profit	150	180		183	160	673	180	179	173	157	689

Nonrecurring adjustments:
Northwest Pipeline	—	(23)	*	(12)	—	(35)	—	—	—	—	—
Transcontinental Gas Pipe Line	—	—		—	—	—	—	(9)	(10)	—	(19)

Total nonrecurring adjustments	—	(23)		(12)	—	(35)	—	(9)	(10)	—	(19)

Recurring segment profit:
Northwest Pipeline	55	52		54	52	213	53	52	56	57	218
Transcontinental Gas Pipe Line	87	98		97	101	383	122	111	98	93	424
Other	8	7		20	7	42	5	7	9	7	28

Total recurring segment profit	$150	$157		$171	$160	$638	$180	$170	$163	$157	$670

*	Includes $6 million of income associated with payments received for a terminated firm transportation agreement on Gas Pipeline’s Grays Harbor lateral that was reclassified from other income — net below operating income to other (income) expense — net within segment costs and expenses.

Operating statistics

Northwest Pipeline
Throughput (TBtu)	200.2	159.8	176.5	220.4	756.9	219.8	171.0	179.5	211.1	781.4
Average daily transportation volumes (TBtu)	2.2	1.8	1.9	2.4	2.1	2.4	1.9	2.0	2.3	2.1
Average daily firm reserved capacity (TBtu)	2.5	2.5	2.5	2.6	2.5	2.6	2.5	2.5	2.5	2.5

Transcontinental Gas Pipe Line
Throughput (TBtu)	525.2	427.6	477.4	473.2	1,903.4	536.5	443.0	448.5	482.4	1,910.4
Average daily transportation volumes (TBtu)	5.8	4.7	5.2	5.1	5.2	5.9	4.9	4.9	5.2	5.2
Average daily firm reserved capacity (TBtu)	6.8	6.4	6.4	6.7	6.6	7.0	6.7	6.6	6.8	6.8

Midstream Gas & Liquids
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Gathering & processing	$104	$102	$106	$102	$414	$97	$108	$105	$104	$414
Venezuela fee revenue	37	38	38	35	148	40	44	43	39	166
NGL sales from gas processing	260	319	346	435	1,360	383	473	397	270	1,523
Production handling and transportation	29	28	26	25	108	27	29	24	28	108
Olefins sales (including Gulf and Canada)	131	176	287	321	915	325	335	319	146	1,125
Marketing sales	792	1,007	1,063	1,297	4,159	1,178	1,372	1,094	533	4,177
Other revenues	33	40	31	33	137	51	57	50	58	216

	1,386	1,710	1,897	2,248	7,241	2,101	2,418	2,032	1,178	7,729
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)	(664)	(596)	(283)	(2,087)

Total revenues	1,002	1,243	1,360	1,575	5,180	1,557	1,754	1,436	895	5,642

Segment costs and expenses:
NGL cost of goods sold	166	149	124	140	579	187	286	196	101	770
Olefins cost of goods sold	114	147	239	267	767	280	279	288	132	979
Marketing cost of goods sold	787	996	1,058	1,285	4,126	1,180	1,357	1,118	615	4,270
Venezuela operating costs	19	19	20	20	78	21	22	20	23	86
Operating costs	141	128	139	146	554	168	157	165	172	662
Other
Selling, general and administrative expenses	27	29	32	49	137	34	39	36	35	144
Other (income) expense — net	(15)	(1)	6	(1)	(11)	(7)	(1)	(17)	(61)	(86)
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)	(664)	(596)	(283)	(2,087)

Total segment costs and expenses	855	1,000	1,081	1,233	4,169	1,319	1,475	1,210	734	4,738

Equity earnings	7	8	21	25	61	23	16	28	(9)	58
Income from investments	—	—	—	—	—	—	—	—	1	1

Reported segment profit	154	251	300	367	1,072	261	295	254	153	963
Nonrecurring adjustments	(8)	—	—	7	(1)	—	(2)	(6)	(29)	(37)

Recurring segment profit	$146	$251	$300	$374	$1,071	$261	$293	$248	$124	$926

Operating statistics

Domestic Gathering and Processing
Gathering volumes (TBtu)	269	259	266	251	1,045	234	268	254	257	1,013
Plant inlet natural gas volumes (TBtu)	316	316	325	318	1,275	325	337	328	321	1,311
NGL equity sales (million gallons) *	345	359	358	356	1,418	308	366	272	285	1,231
NGL margin ($/gallon)	$0.27	$0.47	$0.62	$0.83	$0.55	$0.64	$0.51	$0.74	$0.59	$0.61
NGL production (million gallons) *	594	619	640	642	2,495	634	645	555	538	2,372
Olefins
Canadian NGL equity sales (million gallons)	35	33	35	33	136	33	22	20	37	112
Olefins sales (Ethylene & Propylene) (million lbs)	213	274	473	441	1,401	457	428	407	313	1,605

Discovery Producer Services L.L.C. (equity investment) - 100%
NGL equity sales (million gallons)	18	25	22	34	99	37	23	21	4	85
NGL production (million gallons)	56	66	61	69	252	70	58	43	10	181

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues	$1,288	$1,394	$1,247	$704	$4,633	$1,650	$2,010	$1,716	$1,036	$6,412

Segment costs and expenses:
Costs and operating expenses	1,316	1,452	1,312	857	4,937	1,625	2,049	1,695	1,019	6,388
Selling, general and administrative expenses	2	5	2	4	13	4	7	4	5	20
Other expense — net	—	—	—	20	20	—	—	1	—	1

Total segment costs and expenses	1,318	1,457	1,314	881	4,970	1,629	2,056	1,700	1,024	6,409

Reported segment profit (loss)	(30)	(63)	(67)	(177)	(337)	21	(46)	16	12	3

Nonrecurring adjustments	—	—	—	20	20	—	—	—	—	—

Recurring segment profit (loss)	$(30)	$(63)	$(67)	$(157)	$(317)	$21	$(46)	$16	$12	$3

Capital Expenditures and Investments
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Capital expenditures:
Exploration & Production	$343	$386	$467	$495	$1,691	$391	$711	$800	$617	$2,519
Gas Pipeline:
Northwest Pipeline	49	21	37	52	159	13	16	29	21	79
Transcontinental Gas Pipe Line	59	119	139	43	360	53	43	53	78	227
Other	—	—	—	—	—	1	(1)	—	—	—

Total	108	140	176	95	519	67	58	82	99	306
Midstream Gas & Liquids	55	185	227	120	587	105	205	141	157	608
Gas Marketing Services	—	—	—	—	—	—	—	1	—	1
Other	4	6	4	5	19	16	8	8	9	41

Total	$510	$717	$874	$715	$2,816	$579	$982	$1,032	$882	$3,475

Purchase of investments:
Exploration & Production	—	—	(2)	—	(2)	—	3	3	(3)	3
Gas Pipeline	1	3	15	23	42	20	28	36	8	92
Other	19	1	—	—	20	—	16	(1)	1	16

Total	$20	$4	$13	$23	$60	$20	$47	$38	$6	$111

Summary:
Exploration & Production	$343	$386	$465	$495	$1,689	$391	$714	$803	$614	$2,522
Gas Pipeline	109	143	191	118	561	87	86	118	107	398
Midstream Gas & Liquids	55	185	227	120	587	105	205	141	157	608
Gas Marketing Services	—	—	—	—	—	—	—	1	—	1
Other	23	7	4	5	39	16	24	7	10	57

Total	$530	$721	$887	$738	$2,876	$599	$1,029	$1,070	$888	$3,586

Cumulative summary:
Exploration & Production	$343	$729	$1,194	$1,689	$1,689	$391	$1,105	$1,908	$2,522	$2,522
Gas Pipeline	109	252	443	561	561	87	173	291	398	398
Midstream Gas & Liquids	55	240	467	587	587	105	310	451	608	608
Gas Marketing Services	—	—	—	—	—	—	—	1	1	1
Other	23	30	34	39	39	16	40	47	57	57

Total	$530	$1,251	$2,138	$2,876	$2,876	$599	$1,628	$2,698	$3,586	$3,586

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Depreciation, depletion and amortization:
Exploration & Production	$114	$131	$139	$151	$535	$165	$180	$190	$202	$737
Gas Pipeline:
Northwest Pipeline	23	22	21	22	88	22	21	21	22	86
Transcontinental Gas Pipe Line	54	58	58	57	227	55	59	59	62	235

Total	77	80	79	79	315	77	80	80	84	321
Midstream Gas & Liquids	53	54	52	55	214	55	55	58	65	233
Gas Marketing Services	1	1	2	3	7	1	—	—	—	1
Other	3	3	3	1	10	4	3	5	6	18

Total	$248	$269	$275	$289	$1,081	$302	$318	$333	$357	$1,310

Other selected financial data:
Cash and cash equivalents	$1,811	$1,739	$1,455	$1,699	$1,699	$2,240	$1,937	$1,524	$1,439	$1,439

Total assets	$25,936	$26,046	$25,837	$25,061	$25,061	$27,172	$31,216	$26,893	$26,006	$26,006

Capital structure:
Debt
Current	$388	$468	$466	$143	$143	$85	$83	$84	$196	$196
Noncurrent	$7,507	$7,443	$7,425	$7,757	$7,757	$7,799	$7,869	$7,827	$7,683	$7,683
Stockholders’ equity	$6,192	$6,423	$6,456	$6,375	$6,375	$7,801	$7,652	$8,574	$8,440	$8,440
Debt to debt-plus-equity ratio	56.0%	55.2%	55.0%	55.3%	55.3%	50.3%	51.0%	48.0%	48.3%	48.3%

Adjustment to remove MTM effect
Dollars in millions except for per share amounts

	4th Quarter		YTD
	2008	2007	2008	2007
Recurring income from cont. ops available to common shareholders	$208	$267	$1,318	$873
Recurring diluted earnings per common share	$0.35	$0.44	$2.23	$1.44

Mark-to-Market (MTM) adjustments for Gas Marketing	(26)	148	(75)	288
Tax effect of total MTM adjustments	10	(57)	28	(110)

After tax MTM adjustments	$(16)	$91	$(47)	$178

Recurring income from cont. ops available to common shareholders after MTM adjust.	$192	$358	$1,271	$1,051

Recurring diluted earnings per share after MTM adj.	$0.33	$0.59	$2.15	$1.73

weighted average shares — diluted (thousands)	587,057	604,243	592,719	609,866
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.
Some annual figures may differ from sum of quarterly figures due to rounding.

Non-GAAP Measures:
     This press release includes certain financial measures, recurring earnings and recurring segment profit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company. Neither recurring earnings nor recurring segment profit are intended to represent an alternative to net income or segment profit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to Gas Marketing Services’ derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.